Exhibit 10.27

LEAD INVESTOR AGREEMENT

THIS LEAD INVESTOR AGREEMENT (this “Agreement”) is made and entered into as of October 22nd, 2025 (the “Effective Date”) by and among Solidion Technology Inc., a Delaware corporation (the “Company”) and GREAT POINT CAPITAL, LLC being referred to herein individually or collectively, as the “Lead Investor” or “Lead Investor(s)”). The Company and the Lead Investors are collectively referred to herein as the “Parties” and each, a “Party”.

WHEREAS, the Company wishes to secure the commitment of the Lead Investor in a potential private offering (the “Private Placement”) of shares of the Company’s common stock, par value

$0.01 per share (the “Common Stock”) or unsecured debt:

NOW, THEREFORE, in consideration of the premises and of the covenants and undertakings specified herein, the Company and each Lead Investor hereby agree as follows:

1.	Lead Investor Equity.

1.1 In consideration of the Lead Investors’ Subscription Amount, the Company will issue to the Lead Investor 345,000 shares of Common Stock:

1.2 Immediately following the issuance of the Lead Investor Shares, the Company will agree to provide certain registration rights, including the filing of a resale registration statement (the “Resale Registration Statement”), in respect of the Lead Investor Share and the Common Stock under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.3 Immediately following the issuance of the Lead Investor Shares and the Lead Investor Warrants, each Lead Investor will execute and deliver a Lock-Up Agreement, substantially in the form attached as Exhibit A thereto, with respect to the Lead Investor Shares and the Lead Investor Warrants obtained pursuant to this Agreement; provided that the “Lock-Up Period” described therein shall be (i) with respect to the Lead Investor Shares, the period ending on the earlier of (y) the one (1) year anniversary of the Closing Date and (z) from 90 days from the issuance of any unsecured debt that remains outstanding.

4.	Termination.

4.1 Termination. Each Lead Investor may terminate this Agreement with respect to such Lead Investor upon five (5) days’ written notice of termination to the Company. No termination of this Agreement by a Lead Investor will terminate the Agreement with respect to the other Lead Investor. The Lead Investor Shares and the Lead Investor Warrants shall be deemed fully earned as of the Effective Date and are not subject to revocation or clawback in the event of termination by the Company.

4.2 Survival of Accrued Obligations. Termination of this Agreement will not relieve any Party of its obligations hereunder accruing prior to such termination. Each Party will diligently continue to perform its obligations hereunder through the date of termination even if it has received notice of the other Party’s election to terminate.

5.	[Reserved].

6.	Representations and Warranties.

6.1 Mutual Representations. Each Party represents and warrants to each other that: (a) it has the full right, power, and authority to enter into and perform its obligations under this Agreement; and (b) its performance under this Agreement will not violate any applicable laws or regulations.

6.2 Disclaimer. Except as expressly set forth in this Agreement, Lead Investor makes no warranties, express or implied, including any warranties of merchantability, fitness for a particular purpose, or non-infringement.

7.	Limitation of Liability. Each Party’s total liability under this Agreement, whether in contract, tort, or otherwise, shall be limited to the total compensation paid under this Agreement. No Party shall be liable to any other Party for any indirect, incidental, consequential, special, or punitive damages, including loss of profits or revenue, arising out of or related to this Agreement, even if advised of the possibility of such damages.

8.	Miscellaneous.

8.1 Notices. Any notice or approval required or permitted under this Agreement will be in writing and will be sent by registered or certified mail, postage prepaid, or by email, to the addresses designated by prior written notice. Any notice sent by (i) mail will be deemed received three (3) business days after its mailing and (ii) email will be deemed received on the day of its sending.

8.2 Entire Agreement. This Agreement contains the entire understanding of the Parties regarding all matters contained herein, and supersedes all prior oral or written agreements, arrangements and understandings relating thereto.

8.3 Amendment. This Agreement may be amended only by a writing signed by each of the Parties. The failure by any Party to enforce compliance with any provision of this Agreement by any other Party will not operate or be construed as a waiver of such provision or of any other provision of this Agreement, or of any subsequent breach by such Party of a provision of this Agreement.

8.4 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect, all other provisions hereof will continue in full force and effect.

9.	Applicable Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to its conflicts of law principles. Any dispute arising between the parties out of or in connection with this Agreement will be finally resolved in state or federal court in state of Texas.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

SOLIDION TECHNOLOGY, INC.

By	/s/ Jaymes Winters
Name:	Jaymes Winters
Title:	Chief Executive Officer

Acknowledged and agreed:

GREAT POINT CAPITAL, LLC

By	/s/ Dan Dimiero
Name:	Dan Dimiero
Title:	Manager

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